Exhibit 99.1

Ur-Energy Releases 2023 Q3 Results

Littleton, Colorado (ACCESSWIRE – October 30, 2023) Ur-Energy Inc. (NYSE American:URG) (TSX:URE) (the “Company” or “Ur-Energy”) has filed the Company’s Form 10-Q for the quarter ended September 30, 2023, with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and with Canadian securities authorities at www.sedarplus.ca.

Ur-Energy CEO, John Cash said, “The uranium market improved dramatically during the third quarter as primary supply failed to keep pace with demand from global utilities and financial players and as geopolitical instability weighed on the market. As the price of uranium improved, we provided increasingly higher priced bids in response to Requests for Proposals from utilities and other buyers. We are optimistic that the price of uranium will continue to increase, and we look forward to continuing to fill our contract book with production from the active Lost Creek operation and from the fully permitted Shirley Basin Project once a construction decision is made.

“Our dedicated team has done an excellent job of positioning the Company as the only active uranium miner in the U.S. and one of only two active miners in North America. These are exciting times, and we commit to work diligently to continue ramping up production in a safe and environmentally responsible manner.”

Financial Results

As of September 30, 2023, we had cash and cash equivalents of $54.6 million, an increase of $21.6 million from the December 31, 2022 balance of $33.0 million. During the nine months ended September 30, 2023, we used $16.7 million for operating activities, used $1.9 million for investing activities, and generated $40.5 million from financing activities, which included net proceeds of $44.5 million from share issuances less $4.0 million of Wyoming bond loan principal payments.

In the first nine months of 2023, we sold 190,000 pounds of U3O8 at an average price of $62.56. This includes our first sale into our three multi-year sales agreements which, collectively, call for deliveries beginning in 2023 and continuing through 2028, with the possibility of deliveries continuing under one agreement into 2029. Including the already completed sales of 190,000 pounds U3O8, we expect to sell a total of 280,000 pounds U3O8 in 2023 for $17.3 million. With the addition of our third multi-year sales agreement, our current anticipated revenues 2023 – 2028 will be approximately $220 million.

Reconciliation of Non-GAAP measures with US GAAP financial statement presentation

The following tables include measures such as U3O8 sales, U3O8 cost of sales, U3O8 gross profit, U3O8 pounds sold, U3O8 price per pound sold, U3O8 cost per pound sold, and U3O8 gross profit per pound sold. These measures do not have standardized meanings within US GAAP or a defined basis of calculation. These measures are used by management to assess business performance and determine production and pricing strategies. They may also be used by certain investors to evaluate performance. These measures exclude disposal fees and lower of cost or NRV adjustments.

1

U3O8 Sales, Cost of Sales, and Gross Profit

The following table provides information on our U3O8 sales, cost of sales, and gross profit.

	Unit	2023 Q1	2023 Q2	2023 Q3	YTD 2023
U3O8 Pounds Sold
Produced	lb	43,259	-	90,000	133,259
Purchased	lb	56,741	-	-	56,741
	lb	100,000	-	90,000	190,000

U3O8 Sales
Produced	$000	2,789	-	5,440	8,229
Purchased	$000	3,658	-	-	3,658
	$000	6,447	-	5,440	11,887

U3O8 Cost of Sales
Ad valorem and severance taxes	$000	26	-	53	79
Cash costs	$000	805	-	1,674	2,479
Non-cash costs	$000	383	-	796	1,179
Produced	$000	1,214	-	2,523	3,737
Purchased	$000	2,415	-	-	2,415
	$000	3,629	-	2,523	6,152

U3O8 Gross Profit
Produced	$000	1,575	-	2,917	4,492
Purchased	$000	1,243	-	-	1,243
	$000	2,818	-	2,917	5,735

U3O8 Price per Pounds Sold
Produced	$/lb	64.47	-	60.44	61.75
Purchased	$/lb	64.47	-	-	64.47
	$/lb	64.47	-	60.44	62.56

U3O8 Cost per Pound Sold
Ad valorem and severance taxes	$/lb	0.60	-	0.59	0.59
Cash costs	$/lb	18.61	-	18.60	18.60
Non-cash costs	$/lb	8.85	-	8.84	8.85
Produced	$/lb	28.06	-	28.03	28.04
Purchased	$/lb	42.56	-	-	42.56
	$/lb	36.29	-	28.03	32.38

U3O8 Gross Profit per Pound Sold
Produced	$/lb	36.41	-	32.41	33.71
Purchased	$/lb	21.91	-	-	21.91
	$/lb	28.18	-	32.41	30.18

U3O8 Gross Profit Margin
Produced	%	56.5%	-	53.6%	54.6%
Purchased	%	34.0%	-	0.0%	34.0%
	%	43.7%	-	53.6%	48.2%

2

U3O8 Production and Ending Inventory

The following table provides information on our production and ending inventory of U3O8 pounds.

	Unit	2022 Q4	2023 Q1	2023 Q2	2023 Q3	2023 YTD

U3O8 Production

Pounds captured	lb	85	156	4,392	30,491	35,039
Pounds drummed	lb	-	-	-	15,759	15,759

U3O8 Ending Inventory

Pounds
In-process inventory	lb	1,357	1,498	5,801	20,396
Plant inventory	lb	-	-	-	15,759
Conversion inventory - produced	lb	267,049	223,790	223,790	133,790
Conversion inventory - purchased	lb	56,741	-	-	-
	lb	325,147	225,288	229,591	169,945

Value
In-process inventory	$000	-	-	-	-
Plant inventory	$000	-	-	-	949
Conversion inventory - produced	$000	7,488	6,275	6,275	3,752
Conversion inventory - purchased	$000	2,415	-	-	-
	$000	9,903	6,275	6,275	4,701

Cost per Pound
In-process inventory	$/lb	-	-	-	-
Plant inventory	$/lb	-	-	-	60.22

Conversion inventory - produced	$/lb	28.04	28.04	28.04	28.04
Conversion inventory - purchased	$/lb	42.56	-	-	-
Conversion inventory average	$/lb	30.58	28.04	28.04	28.04

Produced conversion inventory detail
Ad valorem and severance tax	$/lb	0.59	0.59	0.59	0.59
Cash cost	$/lb	18.60	18.60	18.60	18.60
Non-cash cost	$/lb	8.85	8.85	8.85	8.85
	$/lb	28.04	28.04	28.04	28.04

3

Continuing Guidance for 2023

Our ramp-up decision in December 2022 laid our foundation for 2023. Notwithstanding the historic winter endured in Wyoming this year, we advanced our wellfield construction and development plans and returned to commercial production operations at Lost Creek in May, with the production flow initiated from HH 2-4. Production rates increased noticeably in June. HH 2-5 was brought into initial production late in Q3. We continue to diligently work to optimize processes and refine production operations. We expect HHs 2‑6 and 2‑7 will also be brought online this year. Thereafter, we anticipate additional header houses will come online based upon our production targets for delivery into our sales commitments.

Construction of our centralized services facility is complete at our Company-owned operations headquarters in Casper. The new 6,000 square foot building houses our construction shop and fully licensed chemistry lab. We are now able to consolidate our header house construction and lab analyses in support of Lost Creek and other future operations.

The Casper facility will also support the development and future operation of the Shirley Basin Project. All major permits and authorizations for our Shirley Basin Project are in place. As we are growing our sales contract book, and with the continuing improvements in the market, we now are initiating procurement of long-lead time items for the Shirley Basin satellite facility, and advancing other activities at the site, with the objective of shortening construction and ramp-up when decisions are made to proceed with construction. We continue to watch market conditions, and our growing contract book, to make a construction decision with respect to Shirley Basin.

Global recognition of nuclear energy’s role in achieving net-zero carbon emissions continues to expand. The Biden Administration also continues to voice support for clean energy and the nuclear industry. G7 nations are prioritizing nuclear energy as clean baseload energy which provides nations with high-quality jobs, economic growth and, importantly, greater energy security. As well, multiple nations as well as global nuclear fuel purchasers are recognizing the stability and security of North American uranium for nuclear energy.

Uranium spot prices continued to strengthen during Q3, with pricing averaging approximately $63 per pound U3O8, and reaching highs during the period above $70 per pound U3O8. Nuclear utilities and other purchasers are back in the market, moving not only spot pricing, but term pricing as well, which exceeded $60 per pound U3O8 during Q3.

As the spot and term prices of uranium have enjoyed sustained increases, we have seen a dramatic increase in request for proposals (“RFPs”) for uranium sales from U.S., European and Asian utilities, and other global fuel buyers. We have responded to the RFPs with increasing prices commensurate with improvements in the market and recognizing the premium paid for North American production due to its geopolitical stability.

We are in advanced discussions with three companies in the global nuclear industry for additional sales commitments. We are optimistic that negotiations with all three purchasers will result in completing additional sales agreements during Q4. Multiple additional RFPs are expected to be issued in the remaining weeks of 2023.  We will consider and respond to those which may continue to diversify our sales portfolio with multiple purchasers and sales commitments that will complement our production profile over the next decade.

Stronger prices over the past year have already enabled us to secure multi-year sales agreements with leading nuclear companies. We now have three agreements that call for combined annual delivery of a base amount of 600,000 to 700,000 pounds of U3O8 over a five-year period, beginning in 2024. Sales prices are anticipated to be profitable on an all-in cost basis and escalate annually from initial pricing. In 2023 Q3, we delivered 90,000 pounds of U3O8 into the sales commitments under these agreements, and we will deliver another 90,000 pounds U3O8 in 2023 Q4.

Our cash position as of October 26, 2023, was $55.0 million. We look forward to delivering existing and future Lost Creek production inventory into our sales contracts. With the DOE sale in Q1, we anticipate selling a total of 280,000 pounds U3O8 this year at an average price of $61.89 per pound for proceeds of $17.3 million with average gross profit margins expected to be above 40%.

4

We will continue to closely monitor the uranium markets, and other developments in the nuclear energy market, which may positively affect the uranium production industry and provide the opportunity to put in place additional off-take contracts at pricing sufficient to justify further expansion of production. As always, we will focus on maintaining safe and compliant operations.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced and packaged approximately 2.7 million pounds U3O8 from Lost Creek since the commencement of operations. Ur-Energy now has all major permits and authorizations to begin construction at Shirley Basin, the Company’s second in situ recovery uranium facility in Wyoming and is in the process of obtaining remaining amendments to Lost Creek authorizations for expansion of Lost Creek. Ur‑Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development, and operation of uranium mineral properties in the United States. The primary trading market for Ur‑Energy’s common shares is on the NYSE American under the symbol “URG.” Ur‑Energy’s common shares also trade on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado and its registered office is in Ottawa, Ontario.

FOR FURTHER INFORMATION, PLEASE CONTACT

John W. Cash, Chairman, CEO and President

+1 720-981-4588, ext. 303

John.Cash@Ur-Energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., the ability to maintain safe and compliant operations at Lost Creek as we continue to increase commercial production levels; the timing of ongoing development at Lost Creek including timing for additional header houses to come online; the timing of future development and construction priorities and timelines for Shirley Basin, including a decision related to commencement of construction activities and whether our projections for buildout can be met; the ability to ramp-up to higher production levels at Lost Creek in a timely and cost-effective manner; whether the new centralized services facility will provide the operational, financial and environmental benefits currently foreseen; the ability to complete additional favorable uranium sales agreements, including whether fuel buyers will remain in the market and continue to focus on North American product; the effects of the current evolving uranium market, including supply and demand, and whether increases in spot and term pricing will continue and be sustained; whether the U.S. and other nations implement significant and continuing sanctions on Russia with respect to imports of nuclear fuel and to what effect; and impacts on the global markets of ongoing climate change initiatives) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Generally, forward-looking statements can be identified by the use of forward-looking terminology such as “plans,” “expects,” “does not expect,” “is expected,” “is likely,” “estimates,” “intends,” “anticipates,” “does not anticipate,” or “believes,” or variations of the foregoing, or statements that certain actions, events or results “may,” “could,” “might” or “will be taken,” “occur,” “be achieved” or “have the potential to.” All statements, other than statements of historical fact, are considered to be forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements express or implied by the forward-looking statements.  Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of uranium which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedarplus.ca and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.

5